Exhibit 99.1

Select Comfort Changes Name to Sleep Number
Also changes ticker symbol to SNBR on November 1

MINNEAPOLIS, November 1, 2017 - Select Comfort Corporation, the leader in sleep innovation, announces that effective today it changed its name to Sleep Number Corporation with NASDAQ ticker symbol SNBR.

“The alignment of our corporate name with our renowned consumer brand is an important progression in our company’s continued evolution as the sleep innovation leader,” said Shelly Ibach, president and chief executive officer of Sleep Number. “With our smart, effortless sleep technology, we are improving our customers’ well-being by redefining quality sleep.”

Through its proprietary sleep innovations, life-long customer relationships and extraordinary retail experience, Sleep Number is changing the way people think about sleep.

Powered by the latest in biometric sleep tracking, the Sleep Number 360™ smart bed, the company’s most advanced innovation to date, intuitively senses and automatically adjusts comfort to keep partners on both sides of the bed sleeping soundly all night. SleepIQ® technology - the operating platform of the bed - integrates hardware, software and design to deliver effortless adjustability, sleep tracking and connectivity. Gathering hundreds of data points per second, SleepIQ senses each sleeper’s heart rate, breathing rate and movement, and integrates the smart mattress and the FlexFit™ adjustable base to automatically adjust for restful sleep all night long. SleepIQ technology also delivers a personal SleepIQ® score and individualized insights to customers each morning, helping them understand the changes they can make to their comfort, lifestyle and environment to improve their sleep and therefore their overall well-being.

About Sleep Number
Thirty years ago, Sleep Number transformed the mattress industry with the idea that ‘one size does not fit all’ when it comes to sleep. Today, the company is the leader in sleep innovation and ranked “Highest in Customer Satisfaction with Mattresses” by J.D. Power in 2015 and 2016. As the pioneer in biometric sleep tracking and adjustability, Sleep Number is proving the connection between quality sleep and health and well-being. Dedicated to individualizing sleep experiences, the company’s 4,000 team members are improving lives with innovative sleep solutions. To find better quality sleep visit one of the more than 550 Sleep Number® stores located in 49 states or SleepNumber.com. For additional information, visit our newsroom and investor relations site.

Contacts
Dave Schwantes, Sleep Number; (763) 551-7498; investorrelations@sleepnumber.com
Maggie Habashy, Sleep Number; (763)-551-6986; maggie.habashy@sleepnumber.com
Lou Ann Olson, Tunheim; (952)-851-7226; lolson@tunheim.com
Media Note
Sleep Number multimedia assets are available to download here.

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